MAIDENFORM BRANDS, INC. REPORTS THIRD QUARTER 2012 RESULTS
PROVIDES FOURTH QUARTER GUIDANCE

Iselin, New Jersey, November 7, 2012—Maidenform Brands, Inc. (NYSE: MFB), a global branded marketer of intimate apparel, today reported third quarter 2012 net sales of $150.2 million, an increase of 1.3% over the third quarter of 2011. Reported EPS was $0.46 for the third quarter of 2012 compared to EPS of $0.44 for the third quarter of 2011.

“Our third quarter results met our EPS expectations as favorable expenses and higher gross profit more than offset lower than planned revenues. Looking forward, we anticipate global economic challenges and increased competition; we are addressing these concerns with a continued focus on product innovation, such as Comfort Devotion, amplified emphasis on leveraging the equity of the Maidenform brand and operational improvements” stated Maurice S. Reznik, Chief Executive Officer.

Financial Results for Third Quarter 2012 versus Third Quarter 2011

Net sales for the third quarter of 2012 increased $2.0 million, or 1.3%, to $150.2 million. Wholesale segment net sales for the third quarter of 2012 increased $1.3 million, or 1.0%, to $131.5 million. Retail segment net sales increased $0.7 million, or 3.9%, to $18.7 million.

The Company's net sales performance by channel of distribution is highlighted in Exhibit 1 to this press release.

Wholesale Segment

Department Stores and National Chain Stores

Net sales for the department stores and national chain stores channel increased $4.3 million, or 7.2%, to $64.2 million for the third quarter of 2012. This increase was led by growth in the bra and pant categories, resulting from replenishment orders and new product launches.

Mass Merchants

Mass merchant channel net sales decreased $0.3 million, or 0.7%, to $44.8 million for the third quarter of 2012, resulting from a decline in shipments to a mass customer that was nearly offset by program shipments to a warehouse club.

Other

Net sales in the other channel decreased $2.7 million, or 10.7%, to $22.5 million for the third quarter of 2012 from lower sales to a specialty retailer that was partially offset by increased sales to off-price retailers.

Total international net sales, which are included in the wholesale segment, increased $2.5 million, or 17.7%, to $16.6 million. This increase was driven by sales in Canada and Mexico that more than offset lower sales in most European countries.

Retail Segment

Total retail segment net sales increased $0.7 million, or 3.9%, to $18.7 million, largely driven by e-commerce growth. Same store sales, defined as outlet stores that have been open for more than one year, increased 0.7%. Internet sales increased $0.6 million, or 35.3%, to $2.3 million for the third quarter of 2012. The retail segment operated 76 outlet stores as of the end of the third quarter of 2012 and 75 outlet stores as of the end of the third quarter of 2011.

Consolidated gross profit increased $1.3 million, or 2.7%, to $48.7 million for the third quarter of 2012. As a percentage of net sales, consolidated gross margins were 32.4% for the third quarter of 2012 versus 32.0% for the third quarter of 2011. The increase in gross margin was primarily a result of favorable product mix during the quarter. Partially offsetting this increase was a higher mix of sales to off-price retailers.

Consolidated selling, general and administrative expenses (SG&A) decreased $0.6 million, or 1.9%, to $30.9 million for the third quarter of 2012. This decrease was primarily due to a reduction in incentive compensation and the benefit of currency exchange rates, particularly in Mexico. These decreases were partially offset by increases in retail operating expenses, including costs associated with e-commerce sales promotion activities. As a percentage of net sales, SG&A decreased to 20.5% for the third quarter of 2012 compared to 21.3% for the third quarter of 2011.

Net interest expense for the third quarter of 2012 was $0.3 million compared to $0.2 million for the third quarter of 2011.

The Company’s effective income tax rate for the third quarter of 2012 was 38.5% compared to 35.0% for the third quarter of 2011. The lower effective income tax rate in the third quarter of 2011 was primarily a result of discrete items recorded, such as the utilization of research and development credits and non-recurring state income tax benefits.

Net income for the third quarter of 2012 and 2011 was $10.8 million and $10.2 million, respectively, and EPS was $0.46 and $0.44, respectively.

Financial Results for Year-To-Date 2012 versus Year-To-Date 2011

Net sales for the first nine months of 2012 decreased $16.6 million, or 3.4%, to $465.2 million. Wholesale segment net sales, on a year-to-date basis, decreased $18.3 million, or 4.2%, to $417.7 million.

Department stores and national chain stores were relatively flat when compared to the prior year. In addition to the reasons mentioned for the third quarter, the Company experienced an assortment expansion in 2011 at one of the Company’s chain store customers that did not repeat in 2012, and sales declines at a mid-tier department store as it transitions to a new pricing and merchandising strategy. These decreases were partially offset by sales of the Jennifer Lopez brand that shipped for the first time to a chain store customer in the second quarter of 2012.

The Company’s mass merchant channel decreased $7.9 million, or 4.9%, resulting from the changes mentioned in the third quarter, along with mixed results with other mass merchant customers. The other channel decreased $10.3 million, or 12.4%, resulting from the reasons mentioned in the third quarter, along with fewer program sales to off-price retailers.

Total international net sales increased $3.8 million, or 8.6%, to $47.9 million, driven by growth in major markets, such as Canada, the United Kingdom and Mexico. Partially offsetting these increases were sales decreases in other major markets, such as the Benelux countries and Sweden.

Retail segment net sales for the first nine months of 2012 increased $1.7 million, or 3.7%, to $47.5 million. Same store sales for Maidenform’s retail outlet stores increased 0.3%. Internet sales increased $1.9 million, or 38.0%, to $6.9 million, resulting from promotional events which increased sales. The Company's net sales performance by channel of distribution is highlighted in Exhibit 1 to this press release.

Consolidated gross margins on a year-to-date basis were 31.2% versus 33.7% for the same period in 2011. The decrease in gross margin was a result of increased off-price retailer activity to drive inventory productivity and inventory related clearing costs.

Consolidated SG&A increased $0.6 million, or 0.6%, to $98.6 million for the first nine months of 2012. This increase is a result of increased payroll and related benefits and increased retail operating expenses. Partially offsetting these increases were reductions in incentive compensation and professional fees, and the benefit of favorable currency exchange rates, primarily in Mexico. As a percentage of net sales, SG&A increased to 21.2% for the first nine months of 2012 compared to 20.4% for the same period of 2011.

Year-to-date operating income for 2012 was $46.6 million, or 10.0% of net sales. Year-to-date operating income for 2011, including a litigation settlement (which is separately listed on the consolidated statements of income), was $57.4 million, or 11.9% of net sales. Continued operating income for the first nine months of 2011, excluding the litigation settlement, was $64.2 million, or 13.3% of net sales.

The Company’s effective income tax rate for the first nine months of 2012 was 38.8% compared to 36.0% for the same period of 2011. The lower effective rate for 2011 was a result of the discrete items mentioned above along with a discrete income tax benefit related to a New Jersey tax law change recorded in the second quarter of 2011.

Net income for the first nine months of 2012 and 2011 was $28.0 million and $36.3 million, respectively, and EPS was $1.19 and $1.55, respectively. Excluding the litigation settlement of $4.1 million after tax, or $0.17 EPS, net income was $40.4 million, or EPS of $1.72 for the first nine months of 2011.

Total cash and cash equivalents as of September 29, 2012 were $72.5 million compared to $51.8 million as of October 1, 2011. The Company’s outstanding debt was $68.2 million as of September 29, 2012 versus $69.3 million as of October 1, 2011.

Financial Performance Guidance for 2012:

2012 Outlook:

•	Fourth quarter sales in a range of $130 to $135 million, including the impact of a weaker than expected European economy, suppressed sales due to Hurricane Sandy and increased shapewear competition
•	Fourth quarter EPS in a range of 20 to 25 cents per share
•	Full year EPS in a range of $1.39 to $1.44 per share

Conference Call Information

Maidenform will host a conference call and webcast on Wednesday, November 7, 2012 at 8:30 am ET to discuss its third quarter 2012 results, in addition to providing an update on its business. The conference call telephone number is (866) 578-5784 and the passcode is “Maidenform.” The conference call will be simultaneously webcasted and can be accessed via the investor relations page of Maidenform’s website at www.maidenformbrands.com. A dial-in replay of this event will be available through November 21, 2012 and will be hosted on the Company’s website for a limited time. The replay telephone numbers are (888) 286-8010 or (617) 801-6888. The replay passcode is 71063165.

About Maidenform Brands, Inc.

Maidenform Brands, Inc. is a global intimate apparel company with a portfolio of established, well-known brands, top-selling products and an iconic heritage. Maidenform designs, sources and markets an extensive range of intimate apparel products, including bras, panties and shapewear. During its 90-year history, Maidenform has built strong equity for its brands and established a platform for growth through a combination of innovative, first-to-market designs and creative advertising campaigns focused on increasing brand awareness with generations of women. Maidenform sells its products under some of the most recognized brands in the intimate apparel industry, including Maidenform®, Control It!®, Fat Free Dressing®, Flexees®, Lilyette®, Maidenform’s Charmed®, Bodymates®, Inspirations®, Self Expressions® and Sweet Nothings®. Maidenform products are currently distributed in approximately 63 countries and territories outside the United States.

Maidenform Contact:

Chris Vieth

Chief Operating Officer & Chief Financial Officer

(732) 621-2101 or cvieth@maidenform.com

Forward Looking Statement: This press release contains forward-looking statements relating to future events and the Company’s future performance within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding our expectations, beliefs, intentions or future strategies that are signified by the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects” or similar words or phrases, although not all forward-looking statements contain such identifying words. All forward-looking statements included in this press release are based on information available to the Company on the date hereof. It is routine for the Company’s internal projections and expectations to change as the year or each quarter in the year progress, and therefore it should be clearly understood that the internal projections and beliefs upon which the Company bases its expectations may change prior to the end of each quarter or the year. Although these expectations may change, we assume no obligation to update or revise publicly any forward-looking statements whether as a result of new information, future events or otherwise. Actual events or results may differ materially from those contained in the projections or forward-looking statements.

The following factors, among others, could cause the Company’s actual results to differ materially from those expressed in any forward-looking statements: the worldwide apparel industry may continue to be harmed by the current global economic downturn, the conditions in the financial and credit markets may affect the availability and cost of our funding, the Company’s growth cannot be assured and any growth may be unprofitable; potential fluctuations in our results of operations or rate of growth; our dependence on a limited number of customers; the Company has larger competitors with greater resources; retail trends in the intimate apparel industry, including consolidation and continued growth in the development of private brands, resulting in downward pressure on prices, reduced floor space and other harmful changes; failure to anticipate, identify or promptly react to changing trends, styles, or consumer preferences; the Company’s credit agreement could limit growth opportunities; external events that disrupt the Company’s supply chain, result in increased cost of goods or an inability to deliver its products; events which result in difficulty in procuring or producing products on a cost-effective basis; disputes with third parties for infringement or misappropriation of their proprietary rights; increases in the prices of raw materials; changing international trade regulation, including as it relates to the imposition or elimination of quotas on imports of textiles and apparel; foreign currency exposure; and the sufficiency of cash to fund operations and capital expenditures.

This list is intended to identify only certain of the principal factors that could cause actual results to differ from those discussed in the forward-looking statements. Readers are referred to the reports and documents filed from time to time by the Company with the Securities and Exchange Commission for a discussion of these and other important risk factors that could cause actual results to differ from those discussed in forward-looking statements.

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
(unaudited)

	September 29,	December 31,
	2012	2011
Assets
Current assets
Cash and cash equivalents	$72,507	$68,041
Accounts receivable, net	85,409	54,517
Inventories	116,385	113,200
Deferred income taxes	15,357	15,357
Prepaid expenses and other current assets	18,304	14,310
Total current assets	307,962	265,425
Property, plant and equipment, net	30,151	29,497
Goodwill	7,162	7,162
Intangible assets, net	92,067	92,765
Other non-current assets	374	386
Total assets	$437,716	$395,235

Liabilities and stockholders’ equity
Current liabilities
Current portion of long-term debt	$1,100	$1,100
Accounts payable	49,618	38,425
Accrued expenses and other current liabilities	24,501	24,967
Total current liabilities	75,219	64,492
Long-term debt	67,125	67,950
Deferred income taxes	27,474	25,108
Other non-current liabilities	13,268	14,497
Total liabilities	183,086	172,047

Stockholders’ equity
Preferred stock - $0.01 par value; 10,000,000 shares authorized
and none issued and outstanding	—	—
Common stock - $0.01 par value; 100,000,000 shares authorized;
24,399,732 shares issued and 23,097,188 outstanding at September 29, 2012
and 24,399,732 shares issued and 22,922,969 outstanding at December 31, 2011	244	244
Additional paid-in capital	79,569	78,362
Retained earnings	207,976	181,227
Accumulated other comprehensive loss	(7,916)	(8,301)
Treasury stock, at cost (1,302,544 shares at September 29, 2012 and
1,476,763 shares at December 31, 2011)	(25,243)	(28,344)
Total stockholders’ equity	254,630	223,188
Total liabilities and stockholders’ equity	$437,716	$395,235

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 29,	October 1,	September 29,	October 1,
	2012	2011	2012	2011

Net sales	$150,122	$148,224	$465,153	$481,811
Cost of sales	101,401	100,798	319,967	319,587
Gross profit	48,721	47,426	145,186	162,224
Selling, general and
administrative expenses	30,979	31,517	98,617	98,111
Litigation settlement	—	—	—	6,750
Operating income	17,742	15,909	46,569	57,363

Interest expense, net	291	227	840	689
Income before provision
for income taxes	17,451	15,682	45,729	56,674
Income tax expense	6,712	5,492	17,761	20,407
Net income	$10,739	$10,190	$27,968	$36,267
Basic earnings per common share	$0.47	$0.44	$1.21	$1.59
Diluted earnings per common share	$0.46	$0.44	$1.19	$1.55
Basic weighted average number of
shares outstanding	23,091,707	22,904,002	23,027,595	22,834,252
Diluted weighted average number of
shares outstanding	23,467,726	23,371,945	23,415,705	23,332,432

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 29,	October 1,	September 29,	October 1,
	2012	2011	2012	2011

Net income	$10,739	$10,190	$27,968	$36,267
Other comprehensive income (loss), before tax:
Foreign currency translation adjustments	357	(1,090)	138	(200)
Net gain on defined benefit pension plan	137	57	411	169
Other comprehensive income (loss), before tax	494	(1,033)	549	(31)
Income tax expense related to items of
other comprehensive income (loss)	54	23	164	68
Other comprehensive income (loss), net of tax	440	(1,056)	385	(99)
Comprehensive income	$11,179	$9,134	$28,353	$36,168

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended
	September 29,	October 1,
	2012	2011
Cash flows from operating activities
Net income	$27,968	$36,267
Adjustments to reconcile net income to net cash
provided by (used in) operating activities
Depreciation and amortization	3,880	3,414
Amortization of intangible assets	823	817
Amortization of deferred financing costs	160	133
Stock-based compensation	3,430	2,972
Deferred income taxes	2,235	3,014
Excess tax benefits related to stock-based compensation	(887)	(1,078)
Bad debt expense	269	55
Other non-cash items	617	221
Net changes in operating assets and liabilities
Accounts receivable	(30,967)	(44,051)
Inventories	(2,765)	(34,935)
Prepaid expenses and other current and
non-current assets	(1,102)	(3,425)
Accounts payable	11,166	27,003
Accrued expenses and other current and
non-current liabilities	(1,628)	(3,989)
Income taxes payable	(1,979)	(1,961)
Net cash provided by (used in) operating activities	11,220	(15,543)
Cash flows from investing activities
Capital expenditures	(4,653)	(4,848)
Net cash used in investing activities	(4,653)	(4,848)
Cash flows from financing activities
Term loan repayments	(825)	(825)
Proceeds from stock options exercised	636	1,521
Excess tax benefits related to stock-based compensation	887	1,078
Payments of employee withholding taxes related to equity awards	(1,698)	(1,286)
Purchase of common stock for treasury	—	(1,961)
Payments of capital lease obligations	(228)	(208)
Financing fees paid	(250)	—
Net cash used in financing activities	(1,478)	(1,681)
Effects of exchange rate changes on cash and cash equivalents	(623)	619
Net increase (decrease) in cash and cash equivalents	4,466	(21,453)
Cash and cash equivalents
Beginning of period	68,041	73,221
End of period	$72,507	$51,768
Supplementary disclosure of cash flow information
Cash paid during the period
Interest	$766	$730
Income taxes	$17,219	$19,245
Supplemental schedule of non-cash financing activities
Treasury stock issued related to equity award activity	$4,799	$4,824

Exhibit 1

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
SALES BY CHANNEL OF DISTRIBUTION AND PRODUCT MIX
(in millions)
(unaudited)

	Three months ended
	September 29,	October 1,	$	%
	2012	2011	change	change
	(in millions)
Department stores and
national chain stores	$64.2	$59.9	$4.3	7.2%
Mass merchants	44.8	45.1	(0.3)	(0.7)
Other	22.5	25.2	(2.7)	(10.7)
Total wholesale	131.5	130.2	1.3	1.0

Retail	18.7	18.0	0.7	3.9

Total consolidated net sales	$150.2	$148.2	$2.0	1.3%

	Nine months ended
	September 29,	October 1,	$	%
	2012	2011	change	change
	(in millions)
Department stores and
national chain stores	$193.2	$193.3	$(0.1)	(0.1%)
Mass merchants	152.0	159.9	(7.9)	(4.9)
Other	72.5	82.8	(10.3)	(12.4)
Total wholesale	417.7	436.0	(18.3)	(4.2)

Retail	47.5	45.8	1.7	3.7

Total consolidated net sales	$465.2	$481.8	$(16.6)	(3.4%)

	Three months ended		Nine months ended
	September 29,	October 1,	September 29,	October 1,
	2012	2011	2012	2011
Bras	56%	56%	57%	56%
Shapewear	33	37	35	37
Panties	11	7	8	7
	100%	100%	100%	100%

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